                                 AGREEMENT



                                    FOR



                   ITEM PROCESSING OUTSOURCING SERVICES







EFFECTIVE DATE:  April 26, 1995

CONVERSION DATE:  September 1, 1995





BETWEEN:  BANK OF NEW HAMPSHIRE ("Client")






AND:      FISERV Boston, Inc. ("FISERV")
          31 West Street
          Randolph, MA  02368

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                                 AGREEMENT

                                    FOR

                         IPS OUTSOURCING SERVICES


EFFECTIVE DATE:     April 26, 1995           AGREEMENT NO.

Between:            BANK OF NEW HAMPSHIRE ("Client")

And:                FISERV, Boston, Inc. ("FISERV")


ARTICLE I - PURPOSE

1.1 Client has retained FISERV to transition Client's item processing operations from an in-house IPS environment to an outsourced environment whereby FISERV provides certain services related to item processing for Client. FISERV shall service Client's requirements for its item processing services and other listed services as provided herein. Provisions are made for employment of staff and acquisition of equipment as agreed by FISERV and Client. The required transition planning and on-going operating procedures were determined as listed in the attached Schedules which were developed jointly and made part of this Agreement.


ARTICLE II - SCHEDULES AND ATTACHMENTS

2.1  Schedules

The following schedules are hereby incorporated into and made a part of this Agreement:

          Schedule A - FISERV Transition Plan; which sets forth the FISERV Transition Plan and responsibilities associated therewith.
This plan will be amended with a jointly developed, detailed plan within four weeks of the Effective Date.

          Schedule B - FISERV IPS Outsourcing Services and Fees; which sets forth the FISERV services to be provided to Client and the specific service fees associated therewith.
               B.1- Unit Price Fee Schedule
               B.2- Detailed Description of Service to be provided, specification of FISERV and Client responsibilities and performance criteria to be measured. A Schedule for each service is to be developed jointly with Client and included with this Agreement.

          Schedule C - IPS Outsourcing Reports; which sets forth a list and description of all critical reports to be provided.

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          Schedule D - Client Employees; which contains a list of
Client employees eligible for employment by FISERV.

          Schedule E - Client hardware, software and equipment to be acquired or leased by FISERV under this Agreement.


2.2  Amendment of Agreement and Schedules

From time to time during the term of this Agreement, FISERV and Client may elect to amend the Agreement or a Schedule thereof, which amendment shall be in writing and signed by both parties.

Amendments shall be sequentially numbered using the Agreement
Number as a prefix. Schedules shall likewise be sequentially numbered (A.1, B.2,etc.). Superseded or amended Schedules shall remain attached to this Agreement for reference purposes.


ARTICLE III - TRANSITION PLAN SERVICES AND FEES

3.1  Planning Phase

Commencing on the Effective Date, FISERV shall appoint a Manager to conclude FISERV's analysis of Client's operational requirements and recommend a final plan for the transition to IPS Outsourcing Services. FISERV and Client shall adopt by mutual written agreement, the detailed Transition Plan, which shall list the responsibilities of FISERV and Client during the transition phase and shall outline a preliminary time schedule for transition activities. The finalized Transition Plan shall be incorporated into this Agreement as an Addendum to Schedule A with a completion date within four weeks from the Effective Date of the Agreement.

3.2  Transition Plan

Upon approval of the Transition Plan, FISERV and Client shall each exercise their best efforts to meet their individual responsibilities as set forth in the Plan. FISERV shall manage the necessary personnel as provided in support of the plan herein, and shall perform such other FISERV responsibilities as are listed in Schedule A. Should either party fail to perform its responsibilities in accordance with the schedule contained in the Transition Plan, all subsequent dates for performance by the other party shall be extended by the time elapsed until the applicable responsibility has been successfully completed, to the extent such performance was dependent on the prior performance of the other party.

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3.3  Transition Costs

FISERV will manage and bear all costs of set-up and implementation of the FISERV system and facilities requirements in the FISERV Center. As implementation proceeds, FISERV will offer employment and hire employees of Client to fill operations positions needed to support the FISERV operation. Client will continue management of the current operation and will bear associated expenses. FISERV will bill Client for services as they commence production in accordance with contract pricing Schedule B.1.

3.4  Personnel Transition

Personnel Policies

     Client shall make available certain Client personnel listed on Schedule D who shall be eligible for employment by FISERV. FISERV shall abide by its personnel policies, procedures and evaluation criteria, including but not limited to FISERV's equal employment opportunity policies. FISERV shall provide Human Resources support, at no charge, for the evaluation and transition of Client staff to FISERV employment. A specific employee benefits package will be prepared for acceptance by Client and offered to Client personnel eligible for employment by FISERV. Client and FISERV understand that FISERV is not required to offer employment to any employees that are currently deemed to be under performing in the current job classification.

ARTICLE IV - IPS OUTSOURCING SERVICES AND FEES

4.1  Item Processing Unit Prices

Schedule B.1 lists unit prices for each service to be provided to Client under this agreement. As stated in Section 4.3, below, additional item volume may be added by mutual agreement.

4.2  General Description Of Services

Schedule B.2 lists specific Services to be provided for Client. The detailed procedures and operations schedule and dependencies will be prepared jointly with Client for each service and will be amended to this agreement within four weeks from the Effective Date.

4.3  Client Acquisition of Additional Item Volume

This Agreement, at  Client's option, will be applicable to future item volume acquired by Client within the Boston Federal Reserve district locations.

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4.4  New Or Custom Services

For new services, not currently being provided to Client, a separate schedule will be amended to Schedule B.2 which shall contain a description of the service. Schedule B.1 will be amended to include the unit price or other related pricing for the new service. Should the Client request FISERV to develop a custom feature or product, FISERV shall negotiate with Client as to the hourly programming charge to be assessed to Client and the overall cost to Client. If such feature or product is specifically requested and funded by Client, and such feature or product is unique to the FISERV location, Client shall have the option to request exclusive use of such feature or product.

FIserv and Client agree that Client will develop a change in format to their current statement format. If the programming changes required to accommodate this new format are minor in nature, the associated cost will be absorbed by FIserv. If, however, such modifications are extensive in nature or require major software changes, the associated cost will be borne by Client.

If FISERV is interested in selling this to other clients, Client shall be reimbursed for a mutually agreeable amount up to the original amount paid by Client.


ARTICLE V - GENERAL FISERV SERVICES

5.1  Audit Services

     (a) FISERV shall engage a regionally or nationally recognized certified public accounting firm ("CPA") to conduct an annual third party review of the general controls associated with FISERV's IPS Outsourcing Services. Client shall be informed by FISERV of the audit firm to be employed and FISERV shall seek feedback from Client in order to assess any concerns relative to previous dealings Client has had with said firm. All such reviews shall comply with the American Institute of Certified Public Accountants SAS-44, or current audit standards, and the Federal Banking Regulations applicable to FISERV and Client as such standards and regulations are amended, updated or superseded by each respective organization or regulator. Client and FISERV understand that the independent auditor has the responsibility for application and review of current generally accepted standards for data processing and item processing services. The first audit to occur prior to 12/31/95.

     (b) FIserv costs related to audit services as described above are the sole responsibility of FIserv.

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     (c)  Client shall be allowed to have client internal auditors access the FISERV operation and its records subject to reasonable notice and a minimum of disruption to the operation.

5.2  Disaster Recovery Services

a) A Disaster shall mean any unplanned interruption of the item processing operations or inaccessibility to the supporting FISERV's data center which appears in FISERV's reasonable judgment to require relocation of item and/or data processing to an alternative site. The plan shall include an alternate "CPU" site to support the IPS operation in the event of a "CPU" disaster. FISERV shall notify Client as soon as possible after it deems a service outage to be a Disaster. FISERV shall move the processing of Client's items to an alternative processing center as expeditiously as
possible.   FISERV, at its sole discretion, may elect to use an
existing or subsequent FISERV center as the contingency site as appropriate. During a Disaster, optional or new on-request services shall be provided by FISERV only to the extent that there is adequate capacity at the alternate center and only after stabilizing the provision of base item processing services. FIserv in Reserve attached in addendum identifies levels of disaster.

b) FISERV shall develop back up communications plan work with Client to establish a plan for alternative data communications at FIserv site in the event of a Disaster. Client shall be responsible for furnishing any additional communications equipment and data lines required at Bank site under the adopted plan.

c) FISERV shall test its Disaster Recovery Services Plan by conducting one annual test. Client agrees to participate in and assist FISERV with such testing. Client will be provided with a minimum of thirty (30) days notice of planned test. Notice will be provided as stated in Article 13.2. Test results will be made available to Client's regulators, internal and external auditors, and (upon request) to Client's insurance underwriters.

d) Client understands and agrees that the FISERV Disaster Recovery Plan is designed to minimize but not eliminate risks associated with a Disaster affecting FISERV's item processing center and services. FISERV does not warrant that service will be uninterrupted or error free in the event of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance as necessary to properly protect Client's revenues in the event of a disaster.

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5.3  Consumable Supplies

FISERV shall provide consumable supplies (i.e., film, magnetic media, ribbons and the like) as are necessary for the orderly and professional provision of IPS Outsourcing Services. Client shall reimburse FISERV only for the cost of any custom forms or specially requested consumable materials used on behalf of Client. FISERV shall provide an itemized monthly invoice listing any custom supplies used and quantity of such supplies. FIserv will forward to Bank second copy of film to Bank as back-up disaster copy.

ARTICLE VI - CLIENT RESPONSIBILITIES

6.1  Transportation and Reconcilement Activities

Client shall be responsible for transportation or delivery of all items to FISERV for processing except as noted in 6.1 (a). Client shall review all reports furnished by FISERV for accuracy and shall work with FISERV to reconcile any out-of-balance conditions.
FISERV shall, in any event, be responsible for routine error correction and similar contacts with the Federal Reserve, Correspondent or similar third parties transmitting or receiving items related to Client in the ordinary course of business.

6.1 (a) FISERV shall have responsibility for the cost associated with pick-up and delivery to the Boston Federal Reserve site, to a selected correspondent and one-half the cost associated with the combined courier cost to First NH and New Hampshire Clearing House.

6.2  Telecommunications Equipment and Lines

FISERV shall be responsible for communications facilities to transmit and receive Client files from the data processing center utilized by Client. File transmissions to other Client locations shall be recoverable as a direct pass through cost.

6.3  Report Delivery

Daily reports, selected media, fiche and all such other reports prepared for the Client by FISERV shall be printed and made available at the primary Client facility or transmitted to an alternate Client location.


ARTICLE VII - BILLING AND PAYMENTS

7.1 INVOICING AND PAYMENTS PROCEDURE

FISERV will invoice client monthly for FISERV's IPS Outsourcing Services in accordance with the fees listed in Schedules B.1 hereof and for any other amounts payable by Client under this Agreement. Each such invoice will include base services provided by FISERV for the current month, optional services provided by FISERV through the end of the previous month, and any adjustments or credits applicable to the prior month's charges. Client will pay all undisputed charges from each invoice rendered within thirty (30) days after receipt of FISERV's invoice.

7.2  Monthly Reviews

FISERV will submit each monthly invoice to Client and FISERV and Client will utilize their best efforts to resolve any and all disputed amounts contained in such invoice. To the extent that FISERV and Client cannot resolve disputed amounts, Client shall notify FISERV in writing that such amounts remain disputed, and Client shall document, in writing, Client's basis for such disputes. Upon resolution of the disputed amounts, acceptable to FISERV and Client, FISERV shall adjust its next monthly invoice after such resolution to incorporate such billing adjustments or credits.

7.3  Late Charges

At its option, FISERV may assess Client a late charge for late payments. The late charge for amounts that are more than thirty
(30) days past due will be equal to one and one-half percent (1 1/2%) per month. Such late charge shall be computed and assessed only for each day such unpaid invoiced amounts are due and payable until payment is received by FISERV. There will be no late charges added to any late charge fee. There will be no late charges added to disputed amounts.

7.4  Taxes

FISERV shall invoice client for and client shall pay any federal, state or local sales, use, excise, or similar taxes attributed to performance of FISERV's IPS Outsourcing Services. In no event shall Client be responsible for taxes based upon the net income of FISERV. There are no taxes incurred at this time. All such taxes shall be itemized on FISERV's invoice. As of the Effective Date of this Agreement, it is understood by both parties that state sales taxes do not apply to this service. It is understood that FISERV is responsible for any and all sales taxes that may be applicable to the equipment acquired by FISERV from Client as stated in Schedule E.

7.5  Annual Price Revisions

Beginning September 1, 1997, the monthly service fees listed on Schedule B.1., or any amendment thereof, may be increased by an amount not to exceed the percentage increase in the U. S.

Department of Labor, Consumer Price Index for Urban Wage Earners and Clerical Workers, All Cities (CPI-W), (1982 = 100%), for the twelve month period preceding the anniversary date, or four (4) percent, whichever is less. Bank will be notified ninety (90) days prior to implementation of increase.

ARTICLE VIII - WARRANTIES

8.1  Service Quality

FISERV warrants that the IPS Outsourcing Services will be quality services conforming to "generally accepted item and data processing practices." Both FISERV and Client agree and understand that non material mistakes will occur and such mistakes will not constitute a basis for breach of the Agreement.

8.2  Error Correction

Any IPS Outsourcing Services performed by FISERV with proper cooperation on the part of the Client which, after investigation by FISERV, are acknowledged by FISERV to be less than quality services conforming to generally accepted item and data processing practices, shall be corrected to conform to original requirements, by FISERV, without charge to Client, provided:
     (i) Client supplies FISERV with a written request for such investigation within three (3) business days after Client knows or should have known that the IPS Outsourcing Services were of less than professional quality; and
     (ii) Where applicable, Client provides FISERV with any support reasonably required to perform the corrections.
     (iii) FIserv will supply Bank with information regarding errors within (3) business days after FIserv knows or should have known the IPS Outsourcing Services were of less than professional quality.

8.3  Performance Standards

     (a) FISERV warrants that the services provided hereunder shall meet or exceed the Performance Standards listed on Schedule
B.2 hereof throughout the term of this Agreement. FISERV shall be considered to be in default of this covenant if any material performance measurement falls below the designated standard for any three (3) occurrences in a month.

     (b) In the event of any default under this provision, Client shall notify the FISERV authorized contact. FISERV shall assemble a project team of FISERV technical personnel to investigate and diagnose the reasons for such default and to implement corrective actions designed to restore performance to the designated levels All such project activity shall be conducted at FISERV's sole cost and expense and shall be directed to correct all such performance failures as soon as reasonably possible but not longer than sixty
(60) days after Client's original notification of default.

     (c) Upon expiration of the cure period as provided above or at such earlier time as Client is notified that FISERV has restored performance, Client and FISERV shall review performance measurements on a monthly basis.

8.4  Disclaimer of Implied Warranties

THE FOREGOING WARRANTIES ARE IN LIEU OF AND FISERV DISCLAIMS ALL
OTHER WARRANTIES AND REPRESENTATIONS EXPRESS OR IMPLIED INCLUDING
BUT NOT LIMITED TO, THOSE CONCERNING MERCHANTABILITY AND FITNESS
FOR A PARTICULAR PURPOSE.

8.5  Data Delivery by Client

FISERV may accept as correct, without any further inquiry, all data, documents and other records of Client delivered or made available to FISERV hereunder and shall have no responsibility or liability for any error, inadequacy or omission which results from inaccurate or incomplete data, documents or other records of Client.


ARTICLE IX - LIMITATION OF FISERV LIABILITY

9.1  Limitation of Monetary Damages

In any event, FIserv's liability, if any, arising out of or in any way related to its performance of the services and processing provided for under this Agreement shall be limited to an amount which represents that actual direct damages or loss incurred by the Client after the exercise by Client of due diligence to recover such loss from responsible parties, if any. In the aggregate over the term of this Agreement, such liability shall not exceed the lesser of; (a) all costs of material, labor and other expenses for re-runs and file reconstruction required to correct any error caused by FIserv or; (b) $25,000.00 per occurrence with a maximum of $250,000 per year on an aggregate basis, provided that such Limitation of Liability shall not apply in event of FIserv's gross negligence, malfeasance or fraud.

This shall constitute FISERV's sole liability and obligation in the event of any claim arising out of its performance or nonperformance of any provisions of this Agreement. Massachusetts statutes will be used to determine the period of time during which Client may assert a claim against FISERV after such claim either becomes known or should have become known to Client.

9.2  Third Parties and Exclusion of Damage

     (a) This Agreement is for the exclusive benefit of the parties and shall not create or evidence any right in any third party. FISERV shall in no event be liable to Client or any third party for indirect, incidental, special or consequential damages arising out of the performance or nonperformance by FISERV of any provision of the Agreement, whether an action for such damages is brought in tort or in contract. Client shall indemnify and hold FISERV harmless, and FISERV shall indemnify and hold Client harmless, against any claims of Client and of any third party arising through Client for any such damages and against any related expenses arising therefrom, including but not limited to FISERV's reasonable attorney's fees. The parties agree to indemnity without being named in related lawsuit and to support any such lawsuit(s) that may arise.

9.3  Force Majeure

In no event shall either party be liable for errors, delays or nonperformance due to any events beyond its reasonable control, including but not limited to, acts of God, changes in law or regulation or other acts of governmental authority, weather conditions or transportation. FIserv will use best reasonable efforts to seek alternative sources of transportation, transmission or other service delivery in the event of weather or transportation problems or disruptions.

9.4  Indemnity

Each party shall indemnify and hold harmless the other party against any claims made by such indemnifying party's employees for personal injuries or otherwise, in connection with the performance of this Agreement and against related legal fees or other expenses arising therefrom.

ARTICLE X - TERM AND TERMINATION

10.1 Initial Term

The term of this Agreement shall be sixty (60) months beginning on the Conversion Date as defined herein. This Agreement shall renew for successive two(2) year periods unless either party gives written notice to the other at lease ninety (90)days prior to the expiration date of the current term.

10.2 Termination for Cause

If either party fails to comply in any material respect with any provision of this Agreement and such failure is not cured within ninety (90) calendar days (or such longer time as both parties may agree upon in writing) after its receipt of notice thereof from the other party or if either party fails to make a payment due hereunder within sixty (60) days after the date due, the aggrieved party shall be entitled (in addition to such other rights, if any, as it may have under this Agreement or otherwise) to terminate this Agreement forthwith by giving notice of termination to the defaulting party without application of liquidated damages. The right of either party to terminate shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default. Under any termination, Client shall have the right to request continuation of services by FISERV until alternate source of service can be established, such period not to exceed one
(1) year.

10.3 Termination for Other Than Cause

Client may terminate this Agreement after 30 months by providing to
FISERV: (i) six (6) months written notice of intent to terminate specifying the deconversion date, (ii) payment for any applicable and reasonable deconversion costs and costs to transition Client's item processing to a specified service location, and (iii) liquidation costs associated with the acquisition of the item processing services listed under B.1 at $40,000 times the number of months remaining in the Agreement after deconversion, as liquidated damages for early termination of the Agreement. The parties agree that these damage provisions are reasonable in light of all present and predictable circumstances.


ARTICLE XI - TERMINATION OR EXPIRATION PROCEDURES

11.1 Data Delivery

Concurrently with FISERV's discontinuation of service hereunder, FISERV agrees to deliver to Client, upon written request, the information relating to Client's operations contained in FISERV's system and files. Client agrees to reimburse FISERV on a time and materials basis for costs incurred by FISERV as the result of the foregoing requirement. FISERV shall also provide, if requested, reasonable assistance to Client in the orderly assumption by a substitute contractor or by Client itself of Client's item processing operation.

ARTICLE XII - CONFIDENTIAL INFORMATION AND DATA SECURITY

12.1 Client Owned Data

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Client shall remain the sole and exclusive owner of all data relating to Client's business or customers regardless of whether such data is maintained on magnetic tape, magnetic disk, punched cards or any other storage or processing device comprising a part of FISERV's Data Center Processing Resources. Client's data and records shall, however, be subject to regulation and examination by the appropriate regulatory agencies to the same extent as if such information were on Client's premises. FISERV shall maintain adequate backup procedures as necessary to reproduce Client's records in the event of a disruption of service or recovery from a disaster.

12.1 Confidential Information

"Confidential Information" shall mean information such as customer lists, customer information, IPS Outsourcing Services pricing as applied to Client, application software programs and documentation licensed by third parties to Client or FISERV hereunder and the proprietary use of those application software programs, FISERV or Client documentation, and all other materials relating to either Client or FISERV's business which are designated as confidential by Client or FISERV and which are disclosed by Client or FISERV to the other party in the conduct of business under this Agreement.

12.3 Standard of Care

FISERV and Client shall use their best efforts not to disclose and shall instruct their employees to use the same care and discretion with respect to the Confidential Information of the other party, or of any third party utilized hereunder, that they use with respect to their own confidential information including, but not limited to, the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees not to attempt to circumvent any such security procedures and devices and all such confidential information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement. Both FISERV and Client's written guidelines for such care and discretion are available for review by the other party.


ARTICLE XIII - MISCELLANEOUS

13.1 Executive of Agreement Amendments
This Agreement may be modified only by a written instrument executed by the parties provided that FISERV and Client may, from time to time, make reasonable modifications in the forms and procedures used in the IPS Outsourcing Services hereunder.

13.2 Notices

Any notice in connection with this Agreement shall be deemed duly given if mailed by prepaid registered or certified mail, return receipt requested, or electronic facsimile with confirmation of transmission, to the addressee at the address first set forth below:

     If Client:                         If FISERV:

     Bank of New Hampshire              FISERV Boston, Inc
     Senior Vice President              Center Manager
     Data Services                      Item Processing Services
     300 Franklin St.                   31 West Street
     P.O. Box 600                       Randolph, MA  02368
     Manchester, NH  03105

13.3 Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts as if made in Massachusetts for performance entirely within the Commonwealth of Massachusetts.

13.4 Regulatory Availability

All IPS Outsourcing Services performed for, and all records maintained for, Client will be subject to regulation and examination by State and Federal supervisory and regulatory agencies.

FISERV will respond to supervisory agency verification requests from those authorized State and Federal supervisory and regulatory agencies after presentation of proper identifying credentials and notification to Client. The files will be made available in FISERV's Data Center for auditing purposes by these supervisory and regulatory agencies, and by Client's external auditors at any time during normal business hours.

13.5 Annual Financial Reports

FISERV shall provide Client with a copy of the most recent FISERV, Inc. Annual Report annually upon issuance of such Report.

13.6 Compliance with Laws

The parties agree that, in connection with the performance of their obligations hereunder, they will comply with all applicable
Federal, State and Local laws including the laws and regulations regarding Equal Employment Opportunities.

13.7 Insurance

FISERV carries Comprehensive General Liability insurance with primary limits of one million dollars, Commercial Crime insurance covering Employee Dishonesty in the amount of one million dollars, all-risk replacement cost coverage on all equipment used at FISERV's data center and Workers Compensation coverage on FISERV employees in Massachusetts.

13.8 Independent Contractor

FISERV and Client understand and agree that FISERV is performing all services under this Agreement as an independent contractor. Nothing in this Agreement shall be construed as creating a partnership, joint venture, or other agency relationship between FISERV and Client.

13.9 Severability

If any part or parts of this Agreement are held to be invalid, the remaining parts of the Agreement shall continue to be valid and enforceable.

13.10 Assignability

This Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of the parties hereto, but it may not be assigned in whole or in part by either party without the prior written consent of the other, except that FISERV may freely assign this Agreement to any company that is directly or indirectly (i) in control of FISERV, or (ii) under the control of FISERV. In the event FISERV assigns this Agreement to any company that is not directly or indirectly (i) in control of FISERV, or
(ii) under the control of FISERV, without the Client's consent, and as a direct result of such assignment, the Client expresses in writing within ninety (90) days of FISERV's assignment its desire to terminate this Agreement prior to the end of the Initial Term, FISERV agrees that the Client may terminate this Agreement, without payment of liquidated damages, within one (1) year from such aforementioned notice and such termination shall be Client's sole and exclusive remedy. Client may assign this agreement to any subsidiary of Client having responsibility for the Client bank's item processing business.

13.11 Arbitration

(A) Except with regard to disputes arising from the disclosure of Confidential Information of either party, or from a misappropriation or infringement of FISERV's proprietary rights in its systems and software, all disputes or controversies arising out of or relating to this agreement, or the breach thereof, shall be settled by arbitration to be held in the City of Boston, MA in accordance with the Commercial Rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction over the parties.

(B) The prevailing party in any action brought to enforce any provision of this Agreement, whether or not such action is brought under this Section XIII, shall, in addition to any other remedy available at law or in equity, be entitled to reimbursement of its reasonable attorneys fees.


ARTICLE XIV - RELATIONSHIP MANAGEMENT

14.1 Meetings

FISERV and Client agree to meet regularly to discuss business and relationship strategies affecting both.

FISERV and Client further agree to hold regularly scheduled meetings to summarize current relations, performance results and work efforts, as well as the planned activities. These meetings shall follow a predefined agenda focusing on performance of IPS Outsourcing Services, application projects, and major systems installations.

ARTICLE XV - CONTRACT DATES

     Contract shall be considered executed as of the Effective Date being the date the contract is approved and signed by FISERV and Client.

     Contract shall have a term of sixty (60) months from the Conversion Date which is the date FISERV, having completed the Transition Plan for the first Client workload, begins production operation for any client items.

ARTICLE XVI - EXCLUSIVE TERMS

CLIENT AND FISERV ACKNOWLEDGE HAVING READ AND UNDERSTOOD THIS
AGREEMENT AND AGREE THAT THIS AGREEMENT, TOGETHER WITH THE
SCHEDULES, REPRESENTS THE COMPLETE AND EXCLUSIVE UNDERSTANDING OF
THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDING WITH RESPECT TO THE SUBJECT MATTER CONTAINED HEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers listed below:

THE BANK OF NEW HAMPSHIRE:                   FISERV BOSTON, INC.:



By                                           By


Name                                         Name


Title                                        Title

                                                                 Schedule A

                          FISERV TRANSITION PLAN

                         IPS OUTSOURCING SERVICES

The proposed Transition Plan tasks are outlined below. FISERV and Client will work to develop a detailed Transition Plan using this outline. The detailed Plan will specify FISERV and Client responsibilities, target dates for major activities and resource requirements. The implementation will be divided into several major project tasks which will be undertaken concurrently.

A.   Facilities Preparation

     Prepare final configuration, order and install equipment and provide integration test of necessary hardware, system software and communications systems in support of the FISERV
     IPS implementation.

B.   Requirements Planning

     Validate FISERV's understanding and thorough documentation of each of the Client functions to be outsourced; add updated
     Schedules to this Agreement.

C. Prepare detailed Project Plan incorporating tasks outlined and establish target dates and resource allocations.

D. Prepare FISERV Human Resource staffing and transition plans in support of the above Project Plan. Evaluate staff needs and Client staff provided in Schedule D to establish a staffing plan and human resource support process. Provide additional FISERV or outside staff as necessary to support the full Transition Plan.

E. Conduct mock conversion test and prepare detailed plan for production cut-over to the FISERV IPS operation for each operation function being outsourced. Conduct complete systems validation test and Client Acceptance Test.


F. Conduct formal post-conversion joint audit to access accuracy, performance measurements and standards and potential improvements in the FISERV operation.

                                                               Schedule B.1



                  FISERV ITEM PROCESSING PRICING SCHEDULE

                               Prepared for

                           BANK OF NEW HAMPSHIRE




               Inclearing               $   .035/per item

               Proof of Deposit         $   .045/per item

               Fine Sorting             $   .005/per item

               Qualify Returns          $   .20/per item

               Stuffers (over one)      $   .01/per stuffer

               Microfiche               $  6.00/per day

               Research/Retrieval       $   .25/per item
                                        $ 20.00/per hour

               No Check Statements      $   .04/per statement

               Laser Print Statements   $   .04/per statement


     A 15% discount will be applied to the above mentioned prices.



NOTES:

Client retains costs for letterhead and envelopes for statements, transportation costs to and from the bank and telecommunications.
Postage is a prepaid expense. Postage will be equal to or less than present postage and pre-sort costs.

                                                               Schedule B.2

                           BANK OF NEW HAMPSHIRE
                        DETAIL SCHEDULE OF SERVICES


FIserv shall provide the following services in an accurate and timely manner.

     INCLEARING SERVICES                                    PLANNED COMPLETION

     Items received from sources named       Prior to 8:30 AM of the day
     (Refer to 6.1) Federal Reserve Bank,    FIserv receives the items
     New Hampshire Clearing House and        from such sources (the "Day
     Direct Presentments.                    of Receipt".)


     FIserv will separate and return to                To be forwarded on next
     Bank of NH all incoming dishonored                available courier trip.
     items.  (return deposit items)


FIserv will verify receipt and balance all work from all normal sources.

FIserv will open all bundles, removing packages of incoming returns and associated cash letters. Verify that all incoming returns have been located in a manner consistent with normal packaging from sources. Package all incoming returns and cash letters for delivery to Bank of New Hampshire courier or the next available trip.


     FIserv performs a "data capture" pass        Prior to 6:00 PM of the
     on each item, consisting of microfilming     Day of Receipt.  If Bank
     each item, placing a trace on each item      chooses new processors
     and storing certain basic information as     a new mutually agreed upon
     to each item.                                time frame to be determined.

FIserv will encode batch tickets based on cash letters arriving with items. Totals from cash letters will be accumulated establishing total inclearing charge for day. Notification of total charge will be communicated to Bank of New Hampshire as soon as available.

Batches will be processed on reader/sorter in blocks separated by source. Standard balancing procedures will be followed. Adjustments will be filed in accordance with rules by source as necessary to balance inclearing to totals received. FIserv will repair and capture rejected items. Copies of adjustments and copy of film will be forwarded to Bank of New Hampshire.

All incleared items will be held in original input sequence, with rejects added on the end, for the cycle sort/exception outsort process on third shift.

Account numbers will be presented as input with translation.
Items that have no account number will be separated and packaged for delivery to Bank of New Hampshire on the next courier delivery. Daily Recon items will be sorted by account number and serial number and returned to Bank on next courier delivery for Bank to distribute.

     Transmission of preliminary debit       Prior to 11:15 AM of Day of
     totals for notified funding accounts    Receipt assuming timely delivery
     or fax Report with Account Totals.      of Inclearing to FIserv.


By 11:15 AM FIserv will execute a preliminary extraction program to extract only items drawn on notified funding accounts. A file will be formatted and sequenced based on specifications from Bank of New Hampshire and immediately transmitted to Bank. This program will be run whether balancing of Bank of New Hampshire inclearing is complete or not. FIserv will produce and fax a report by Account number and Account total with aggregate total. Upon written request from Bank FIserv will add accounts to listing within a 2 business days.


     Transmission of data captured to Bank   Prior to 6:00 PM of the Day
                                             of Receipt.  If Bank chooses new
                                             processors a new mutually agree
                                             upon time frame to be determined.


When inclearing and POD are posted, a file will be created detailing exception items. This file will be immediately transmitted from Bank of New Hampshire.


     Receipt from Bank of an exception       Prior to 3:00 AM of the first
     file, detailing results of posting.     business day after Day of Receipt.


Prior to 3:00 AM, Bank of New Hampshire will initiate transmission of an exception outsort file to FIserv. This file will contain all information that is currently delivered to Bank of New Hampshire item processing. The format and content may be modified from time to time in accordance with changing needs for specific item handling for Bank of New Hampshire.

The file will indicate each "Exception Item" with an associated exception code and cycle designation. The exception code may indicate either a specific exception related to this item, or may indicate that the item must be handled separately from those which would fall in the same cycle based on sort pattern criteria. This file will be used to separate items by exception/cycle, and to separate paid exception items by cycle.
Exception types identified are:

     Stop pay
     Stop pay suspect
     Insufficient funds
     Uncollected funds
     Posting rejects
          Account closed
          Invalid account number
          Account lockout
     Non bulk file account
          Special cycle
          Special signature verification
     Month end cycle, regular
     Month end cycle, serial sort
     Large volume accounts
     Image Statement Accounts

All exception pockets are checked to verify that all required items have been found. Items in the reject pocket are reviewed to put in proper pocket.

     Preparation for delivery to Bank of NH      Between 3:00-7:00 AM of the
     of all signature verification, returns,     first business day after Day
     stops and unposted items, special           of Receipt.
     accounts.


The above items are packaged and prepared for delivery to Bank of New Hampshire with the next courier run. A special bag will be used for those items going both directions to prevent their being intermingled with other items.
Bank of New Hampshire will review signatures, returns, stops and perform required functions on unposted items. All items will be returned to FIserv with POD items that day (special bag used). FIserv will bulk file the paid items and forward return items to Federal Reserve Bank of Boston.

     Daily Batch Edit Report to Bank of NH       Between 3:00-7:00 AM of the
     on paper and item microfilm.                first business day after Day
     (FIserv is also capable of transmitting     of Receipt.
     to optical disc.)


Daily Batch Edit Report for Bank of New Hampshire will be produced along with all others. It will be packaged along with duplicate microfilm (optional) of prior night's POD and prior day's inclearing. They will be delivered on next courier run.


     Daily Batch Edit Report to Bank of NH       Between 9:00-11:00 AM of the
     on fiche.                                   second business day after Day
                                                 Receipt.

     Receipt of non-electronic Pay/Return        Prior to 1:30 PM of the first
     decision data.                              business day after Day of
                                                 Receipt.

                                                 Prior to 4:30 P.M. return paid
items to FIserv for bulk file.                   Forward Return Items to FIserv,
                                                 for FIserv to forward to the
Federal Reserve and Clearing                     House.


Bank of New Hampshire will use information from its account processing system and from reviewing physical items to make pay/return decisions. Bank of New Hampshire will return items to Federal Reserve Bank of Boston through FIserv in specially marked package. FIserv will return items through separate return cash letter for clearing house banks.

Exception items not returned will be cycle sorted based on the cycle code contained in the daily file received from Bank of New Hampshire.


     Items bulk filed or account number      To be held for statement
     filed.                                  insertion. To be received by
                                             FIserv no later than 4:30 PM.


     PROOF OF TRANSIT SERVICES               PLANNED COMPLETION


Bank of New Hampshire is responsible for courier pickup at branches and delivery to FIserv. Pickups must be on a schedule that is agreeable to both parties.
It will be Bank of New Hampshire's responsibility to continue to maintain cut-off and pickup times that are consistent with its required deposit schedules and the work required to prepare the items for deposit. Specific percentages and times must be established.


     Proof on items received and             Between 12:00-8:00 PM of the
     reconciliation to Bank of NH.           Day of Receipt.
                                             Saturday work will arrive on
                                             Monday morning with Clearing
                                             House courier run.

     Proof on items received and             On Day of Receipt.
     reconcile to First NH Cash Letter.
     FIserv to forward ECP file to
     First NH with items to follow.

Using standards from Bank of New Hampshire, FIserv will balance deposits. Detail and summary information will be prepared for daily delivery to Bank of New Hampshire


     Processing of items received from       Between 4:00 PM Day of
     Bank of NH, including electronic        Receipt and 4:00 AM of
     capture of data, microfilming and       next morning.
     correction of machine readable
     items, endorse and sort by end-point,
     preparation for delivery, including
     deposit report. Preparation of
     daily report, by endpoint, of
     summary of items processed.  Hold
     On-Us items for inclusion with
     inclearing items in cycle sort and
     exception item processing.  General
     Ledger ticket sorting and other
     transaction documents as necessary.


Encoded batches will be grouped into Blocks for sorter processing. FIserv will process blocks on the sorter, distributing items as required. Blocks will be balanced to proof totals.

     Transmission of captured On-Us and POD       Prior to 11:30 PM on Day
     data to Bank of NH processor.                of Receipt. If Bank chooses
                                                  new processors a new mutually
                                                  agreed upon time frame to be
                                                  determined.

FIserv will prepare and transmit a file, or files as required of all On-Us and foreign transactions processed through POD. Formats to be used will be those currently used between Bank of New Hampshire's in house system. In the future, modifications to the format and content may be made to suit needs of Bank of New Hampshire or FIserv.

     Deliver to end-points.                       See chart immediately below.


     LOCATION                 TYPE OF CASH            TIME
                                LETTERS

     Federal Reserve Bank     1) Return items         12:01 AM on the first
     Boston                   2) Food Stamps          business day after the
                                                      Day of Delivery

     New Hampshire Clearing   Transit Checks          7:00 AM on the first
     House Exchange           drawn on Clearing       business day after the
                              House members.          Day of Delivery.
                              Return Items

                              Transmission of         11:00 PM on the day
                              transit checks drawn    of receipt.
                              on First NH BANK.

                              Followed by delivery    12:01 A.M. on the day
                              to First NH.            following receipt.

     Correspondent Bank       All other transit       11:30 PM on the Day of
     or FRB                   checks                  Receipt or by the
                              1) NE Items             deadline.
                              2) All OD

Items in pockets designated for delivery to endpoints will be batched and included with detail cash letters and packaged for delivery. Delivery will be by designated courier and time. FIserv will support changes in presentment upon reasonable Bank request.


     GENERAL LEDGER TICKET PROCESSING

     FIserv will sort General Ledger                   Between 3:00 AM-7:00 AM
     tickets into account number                       of the first day after
     order.                                            Day of Receipt.

     FIserv will match General Ledger                  Between 3:00 AM-7:00 AM
     tickets against a file to separate                of the first day after
     items by department (optional).                   Day of Receipt.
     All unposted items will be
     returned to Bank for next day
     manual processing.

Summaries of all deposits will be made and forwarded to Bank of New Hampshire. Copies of master lists, film and fiche will be packaged for delivery to Bank of New Hampshire by next available courier.


     STATEMENT PROCESSING                         PLANNED COMPLETION

     Statement Print file to be received
     .   on mag tape                              .  on first available courier
     .   or transmission                          .  by 5:00 AM
     by FIserv.                                   On the first business day
                                                  following statement
                                                  cut-off.


Statements will be printed by FIserv on one-up paper. Statements will be printed in account number order but separated into several "streams":


     Those that are not to be mailed
     Non-Bulk-File statements
     Regular Bulk File statements
     No Check statements
     Foreign mail
     Image statements
     Special Accounts
     Do NOT Mail Accounts

     All bulk file items are fine sorted
     by cycle and filmed

     Statements folded and combined with             Prior to 11:59 A.M. of the
     appropriate checks and advertising              business day following
     material and inserted into envelope             day of receipt of state-
     and postmarked for delivery to Post             ments with the exception
     Office.                                         of end-of-month.  Based
                                                     on even distribution of
                                                     statements throughout
                                                     the month other than
                                                     end-of-month.

     End-of-Month Statements                         Prior to 11:59 P.M. of the
                                                     second business day
following day of receipt of                          statements.

     Exception statements will be reviewed           Prior to 11:59 P. M. of
     to correct errors.  Unresolved                  the third business day
     statements will be forwarded to                 following day of receipt
     Bank of NH for their review and                 of statements.
     correction.


     SPECIAL HANDLING

     Item research if to be done by FIserv.          Within three business
                                                     days of request for
                                                     individual items.  Time
                                                     schedule quoted for
                                                     extensive research.
                                                     Photos of on-site
                                                     transaction documents
                                                     within one business day.

                                                                 Schedule C

                          IPS OUTSOURCING REPORTS
                      CRITICAL REPORTS TO BE PROVIDED


                         IPS OUTSOURCING SERVICES

REPORT NUMBER                 DESCRIPTION                     FREQUENCY

BNH001                        IPS Master Report                 Daily

BNH002                        IPS Detail Report                 Daily

BNH003                        Inclearing Transaction Report     Daily

BNH004                        POD Application Report            Daily







Other selected standard IPS Reports.

                                                                 Schedule D

                             CLIENT EMPLOYEES

                                                                 Schedule E

                              CLIENT HARDWARE

                                                                 Schedule G

                        NEEDED OPERATIONS POSITIONS
                                                                 Schedule H


                             BACKUP DISASTER

                                                                 Schedule I

                            QUALITY ASSURANCE

QUALITY ASSURANCE

FIserv will provide a monthly "ITEM PROCESSING QUALITY REPORT" to Client by the tenth of each month. The report will detail FIserv's performance relative to services performed.

A.   PROOF OF DEPOSIT

Checks will be received from Client branches via a courier service as provided by and directed by Client. FIserv will encode, perform data capture including microfilming and endorsement, balance checks to totals provided by branches, provide adjustment documentation to Client, prepare cash letters for each end-point and deliver work to end-points by such deadlines as documented or other agreed upon deadlines as may be provided from time to time. Reports will be provided to Client reflecting the amount of the cash letters forwarded to end-points. FIserv will fax copies of the clearing house settlement report each evening at completion of processing. Encoding performance to be monitored by FIserv and Client. Encoding errors not to exceed .001%.

B.   STATEMENT INSERTION/MAILING

FIserv will match statements with checks and marketing inserts, inserting and sealing for mailing.

Client will maintain a detailed log of customer calls relating to improper mailing, missing or extra pages or checks or other problems related to statement handling. This log will be made available to FIserv on a monthly basis, and summarized in the "ITEM PROCESSING QUALITY REPORT". FIserv will strive to achieve an error rate not to exceed .002%.

C.   RESEARCH/RETRIEVAL

FIserv will respond to all single requests for copies or information within three (3) business days. Photos of on-site transaction documents within one business day. Volume request, such as subpoenas and audits, will be processed expeditiously to meet the requirements of the subpoena or audit.